Exhibit 99.1
F.N.B. CORPORATION COMPLETES MERGER
WITH OMEGA FINANCIAL CORPORATION
Hermitage, PA – April 1, 2008 – F.N.B. Corporation (NYSE: FNB), a diversified financial services corporation, today announced that it has completed its merger with Omega Financial Corporation. Shares of Omega Financial Corporation will no longer be listed on the NASDAQ stock exchange.
Omega Bank branches will continue to operate, as normal, but under the First National Bank of Pennsylvania name. First National Bank of Pennsylvania now has 220 offices serving commercial and consumer customers in 35 counties in Pennsylvania and Northeast Ohio.
Stephen J. Gurgovits, Chairman of F.N.B. Corporation commented, “We are delighted to welcome Omega shareholders as well as customers and employees. This transaction, which is consistent with our strategic long-term plan of partnering with quality organizations possessing a similar culture, will allow us to provide a strong suite of innovative financial service products to our new customers in Central and Northeast Pennsylvania markets and better serve our existing customers through a larger network of locations.”
The Company is pleased to announce that in conjunction with the completion of the transaction Philip E. Gingerich, D. Stephen Martz and Stanton R. Sheetz have been elected to the Board of Directors of F.N.B. Corporation and Carl H. Baxter, Jodi L. Green, Robert A. Hormell and D. Stephen Martz have been elected to the Board of Directors of First National Bank of Pennsylvania.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services Corporation with total assets of $6.1 billion at December 31, 2007. F.N.B. Corporation is a leading provider of commercial and retail banking, wealth management, insurance and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Corporation, First National Investment Services Corporation, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Corporation. It also operates consumer finance offices in Tennessee and loan production offices in Tennessee and Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 35 consecutive years.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB”. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
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Analyst/Institutional Investor Contact:
Bartley Parker, CFA 203-682-8250
bartley.parker@icrinc.com
Media Contact:
Jennifer Reel 724-983-4856
724-699-6389 (cell)